EXHIBIT 10.12

CIM Securities, LLC Agreement

December 28, 2009

PERSONAL & CONFIDENTIAL
Steven Berman
Chief Executive Officer
China Wi-Max Communications, Inc.
1905 Sherman Street, Suite 335
Denver, Colorado 80203

Re:  Financial Advisory & Investment Banking Services

Dear Steven,

The purpose of this letter agreement (the “Agreement”) is to confirm the engagement of CIM Securities, LLC (“CIM” or “Advisor”) to act as an “exclusive” financial advisor to China Wi-Max Communications, Inc. (the “Company”) which is a public traded Nevada Corporation.  The term “Company” is understood to include any entity in which it has an ownership, profits, or similar interest, including any entity or successor company formed for the purpose of facilitating a Private Placement, M&A transaction, or other form of financing as contemplated in Paragraph 1 hereof (collectively, a “Transaction”).

1.    Engagement of Advisor.  The Company hereby engages the Advisor for the term of this Agreement, and the Advisor hereby agrees to advise, consult with, and assist the Company in various matters including, but not limited to:

(a)    reviewing the Company’s business, operations, and financial condition;

(b)    reviewing the Company’s proposed objectives and advising on capitalization structures, valuation, and capital raising;

(c)    on a best efforts basis, introducing the Company to accredited financial investors and/or strategic investors for one or more private placements of equity and/or debt securities (each one a “Private Placement”);

(d)    acting as advisor to the Company in considering the issuance of a technology license(s) or other form of business partnership;

(e)    acting as advisor to the Company for a possible M&A transaction; and

(f)    providing general corporate advice as requested.

This Agreement may subject to our completing satisfactory due diligence on the Company, in addition to the successful resolution of several conditions precedent to our engagement, including our satisfactory completion of background checks on the Company’s management team.  All such information concerning the Company is and will be true and accurate in all material respects, and does not and will not, as supplemented or amended throughout the Offering Period, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or were made. The Company acknowledges and agrees that the Advisor will be using and relying upon such information supplied by the Company, its officers, directors, employees, accountants, legal counsel and other advisors, and other available information concerning the Company, without any independent investigation or verification thereof or any independent appraisal by the Advisor of the Company or its business operations, assets or liabilities.

2.            Compensation.  As compensation for services rendered to the Company under this Agreement, the Company shall pay to the Advisor the following compensation:

2.1           The Company agrees to pay to Advisor a fee for completion of any Private Placement as set forth in Exhibit A hereto.  Any fee payable to the Advisor under this Section 2.1 will be due at the closing of any Private Placement, or staged payment there from, and shall be payable to the Advisor at the time at which said funds are made available to the Company, provided, however, that the Advisor shall not be entitled to any fee under this Section 2.1, unless the closing of the Private Placement occurs during the term of this Agreement, or within twenty-four (24) months after Advisor received written termination of this Agreement with parties introduced to the Company by Advisor during the term of this Agreement.

2.2            In addition to any fees provided in Section 2.1, the Company agrees to pay to Advisor a fee for completion of any M&A Transaction as set forth in Exhibit B hereto.  Any fee payable to the Advisor under this Section (2.2) will be due in cash at the time at which said funds are made available to the Company following the closing of the Transaction and shall be payable to the Advisor by the Company, provided, however, that the Advisor shall not be entitled to any fee under this Section 2.2 unless the closing of the Transaction occurs during the term of this Agreement or not later than twenty-four (24) months after Advisor receives written termination of this Agreement for any M&A Transaction with a party introduced to the Company by  Advisor or with which the Advisor became actively involved during the term of this Agreement.

2.3            In addition to any fees provided in Section 2.1 and Section 2.2, the Company agrees to pay to Advisor a fee for completion of any license agreement, or for revenues generated by the Company from introductions made by Advisor (i.e., Revenues from partnerships, affiliate programs, reseller agreements, or other business arrangement) as set forth in Exhibit C hereto.  Any fee payable to the Advisor under this Section 2.3 will be due in cash at the closing of license agreement or upon receipt of revenues and shall be payable to the Advisor by the Company, provided, however, that the Advisor shall not be entitled to any fee under this Section 2.3, unless the closing of the license agreement or receipt of revenues occurs during the term of this Agreement, or within twenty-four (24) months after Advisor receives written termination of this Agreement with parties introduced to the Company by Advisor during the term of this Agreement.

3.             Right to Provide Future Investment Banking Services.  In the event that a Transaction that raises at least $1 million gross proceeds is completed, Advisor shall, for twenty-four (24 months) following closing, have a “right of first refusal” to act as sole financial advisor, manager, and placement agent to the Company on any transactions for which the Company would require the services of an investment bank and whereby Advisor provides such service.  Such transactions shall be at a competitive market rate and include, but are not limited to, merger and/or acquisitions transactions and additional offerings or placements of debt or equity securities (public or private).   A that certain letter of intent executed by the parties hereto concurrently with this engagement letter and dated as of even date herewith (the “LOI”) contains the provisions of an anticipated underwritten public offering and such terms are incorporated herein by reference.

Offerings.  The parties shall cooperate to ensure that a Transaction provided for in this Agreement is conducted in compliance with all applicable laws, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  In any Private Placement arranged by Advisor, the Company will endeavor in good faith to qualify the Securities for offering and sale under, or to establish the exemption of the offering and sale of the Securities from qualification or registration under, the applicable securities or “blue sky” laws of such jurisdictions as the Company and the Advisor may reasonably designate.  Any Private Placement arranged by Advisor will be conducted pursuant to the terms and conditions of a customary placement agent agreement or underwriting agreement acceptable to Advisor, the Company, and their respective counsel. Any Private Placement arranged by Advisor will be as the Company’s agent and not on an underwritten basis. The Company understands and acknowledges that in agreeing to act as the Company’s agent in a Private Placement, Advisor does not guarantee that the Company will be able to obtain financing or that the Company will be able to obtain financing on specific terms. Advisor represents that it is a FINRA/SIPC member in good standing and is authorized to conduct such an offering, and provide the services herein, in accordance with the rules and regulations of said membership.
Business Practice.  The Company recognizes that Advisor is in the business of advising and consulting with other businesses, some of which businesses may be in competition with the Company.  The Company acknowledges and agrees that the Advisor may advise and consult with other businesses, including those which may be in competition with the Company, and shall not be required to devote its full time and resources to performing services on behalf of the Company under this Agreement.  The Advisor shall only be required to expend such time and resources as are reasonably appropriate to advise and assist the Company as provided for herein.

6.    Representations, Covenants and Conditions.

6.1           The Company represents and warrants as follows:

(a)           Organization.  The Company is duly organized, validly existing and in good standing under the laws of the state of so specified at the outset of this engagement letter.

(b)           Power and Authority.  The Company has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.  When executed and delivered by the parties hereto, this Agreement will constitute a valid and legally binding obligation of the Company.

(c)           Non-contravention.  Entry into and performance of this Agreement will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, permit, license, governmental authority, loan agreement or other agreement or instrument to which the Company is bound, or to which any of the property or assets of the Company are subject, or (ii) result in any violation of the provisions of the articles of organization or Operating Agreement of the Company, and no action, suit or proceeding shall be instituted, pending or threatened that would be reasonably likely to prohibit the consummation of this Agreement.

6.2           The Advisor represents and warrants as follows:

(a)           Organization.  The Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.

(b)           Power and Authority.  The Advisor has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.  When executed and delivered by the parties hereto, this Agreement will constitute a valid and legally binding obligation of the Advisor.

7.           Indemnification.  The Company acknowledges that the Advisor will be acting on behalf of the Company and will require indemnification by the Company.  The Company further acknowledges that the Advisor’s indemnification provisions attached hereto as Exhibit D are incorporated by reference herein or are made a part hereof for all purposes as though set forth entirely herein.

8.            Term of Agreement.  This Agreement shall terminate six (6) months from the date of this Agreement, unless extended by mutual agreement of the parties.  Upon termination of this Agreement, neither party shall have any further rights or obligations to the other, except that (i) the Company shall be obligated to pay fees under Sections 2.1, 2.2, and 2.3 hereof relating to Transactions commenced by Advisor prior to written termination of the Agreement and closed within twenty-four (24) months after termination of this Agreement with a party introduced to the Company by Advisor during the term of this Agreement, (ii) the Company shall be obligated to reimburse expenses under Section 2.4 incurred by the Advisor during the period prior to termination of this Agreement, and (iii) the Advisor and the Company shall continue to be bound by the provisions of Section 6 hereof.

9.            Relationship of Parties.  The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause the Advisor to be partners, agents or fiduciaries of, or joint ventures with, the Company or with each other.

10.  Notices.  All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by telecopier, telex, email communication or other similar communication to the party or parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the Advisor and to the Company at the addresses set forth below, or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose

Advisor:	Pat Adams Managing Member CIM Securities, LLC. (Member FINRA/SiPC) 5975 South Quebec St. Ste 142 Centennial, CO 80111-4565 303-874-7474 (Phone) 303-488-9555 (Fax) padams@cimsecurities.com

Company:	Steven Berman Chief Executive Officer China Wi-Max Communications, Inc. 1905 Sherman Street, Suite 335 Denver, Colorado 80203 303-993-8028 (Phone) 303-993-8172 (Fax) sberman@chinawi-max.com

11. Parties.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12. Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, except for its conflicts of law principles.

13.    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby.  In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of Colorado sitting in and for the Arapahoe County.  In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

14.           Entire Agreement, Waiver.  This Agreement constitutes, including all exhibits and schedules attached hereto along with the applicable provisions of the LOI constitute the entire Agreement between the parties hereto and supersedes all prior Agreements relating to the subject matter hereof. This Agreement may not be amended or modified in any way except by subsequent Agreement executed in writing. Either the Company or the Advisor may waive in writing any term, condition, or requirement under this Agreement which is intended for its own benefit, and written waiver of any breach of such term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

15.           No Obligation By Company to Sell or Accept Offers.  The Company has no obligation to pursue or consummate any Transaction, regardless of the terms offered by a would-be investor, licensor, or purchaser.

16.           Public Announcements.  Neither the Company nor Advisor can make a public announcement of this engagement that includes either the Company’s or Advisor’s name without written consent of the other party.

EXHIBIT A
FINANCING FEES

1.   Compensation for Private Equity Financing

Retainer / Due Diligence Fee / Introductions

As a non-refundable engagement fee for rendering such investment banking advisory services, conducting due diligence and initially marketing the Company to the investment community, CIM Securities shall be paid upon signing of this Agreement a fifteen thousand dollars ($15,000.00), payable $7,500 upon signing and $7,500 on or before January 28, 2010 as a nonrefundable engagement fee to engage our firm in the capital raise.

Upon written request by CIM to the Company, the Company hereby agrees it will provide a list of all prior accredited investor & qualified institutional contacts they have consulted or contacted for the purpose of facilitating any prior Private Placement, M&A transaction, or other form of financing as contemplated in Paragraph 1 hereof (collectively, called a “Prior Transaction Introduction”) to CIM, in an effort to protect those leads and for clarification on potential investors whether private or public.  CIM will not be forced to pre-approve any investor outside of that list of Prior Transaction Introduction list but may selectively choose to disclose this list of potential investors.  CIM views its investment partners as extremely proprietary information and wishes to only supply information as it feels comfortable.  Once an investor shows an interest in the Company, CIM will disclose that investor and may provide updated lists of introductions as a courtesy to the Company.  Should a lead or contact show interest in the Company and would like more details of the Company, CIM would then make known the potential source.  The Company will pay to CIM the following placement agent fees for different types of investment structures:

b.   Placement Agent Fee for Private Equity Financing

In the event the Company consummates a Private Placement of its equity securities through the services of Advisor pursuant to the terms of this Agreement, then the Company shall pay to the Advisor a Placement Fee equal to eight percent (8.0%) of the aggregate gross cash proceeds received by the Company in such placement or offering.  In addition the Company shall pay a Dealer Manager Due Diligence / Marketing Fee of two percent and an additional three percent (3%) for non accountable expense allowance to CIM for a total cash placement fees totaling thirteen (13%) of the cash raised in any offering. The rates specified in this paragraph 1b shall be applicable to the first Transaction under this agreement. Rates on subsequent Transactions shall be as mutually agreed.

For the purposes of this Agreement, equity securities shall be deemed to include any form of common or preferred stock or any security or instrument which is directly or through warrants, options, or similar instruments, convertible into, or exchangeable for, equity securities of the Company.

c.   Placement Agent Warrant

Subject to any applicable stock exchange and regulatory requirements or approvals, the Advisor shall be granted a five-year cashless exercise Warrant for common shares or an equivalent interest equal to the same fee percentages provided in paragraph 1b above of the securities that are part of the Private Placement, exercisable at a price equal to the effective price of the Private Placement.  For the purposes of this Agreement, equity securities shall be deemed to include any form of common or preferred stock or any security or instrument which is directly or through warrants, options, or similar instruments, convertible into, or exchangeable for, equity securities of the Company.

2.   Placement Agent Fee for Private Debt Financing.

In the event the Company consummates a Private Placement of senior debt or mezzanine debt (non-convertible) through the services of Advisor pursuant to the terms of this Agreement, then the Company shall pay to the Advisor a fee equal to:

A. 5% for mezzanine debt and 5.0% warrants
B. 2% for senior debt; and 0% warrants

Said fee shall be due and owed to Advisor at the time at which the proceeds from the Transaction are made available to the Company and such Placement Fees and Warrant is to be in the same manner and form as mentioned in Paragraph 1(b) and (c) provided above.

3.           Financial Advisory Fees.
During the Term of this Agreement should the Company choose to take money from other sources of capital, then Company shall pay a 3% “financial advisory fee” of the money  raised from other sources for advice on pricing and structuring, upon cancellation of this Agreement as part of compensation to be paid to CIM for its time marketing and selling the Company to investors during the Term of this Agreement which is currently set for six (6) months from the date of this Agreement.

EXHIBIT B
M&A TRANSACTION FEES

In the event the Company consummates an acquisition, divestiture, merger, joint venture or other business combination, or other similar transaction involving the Company and a party introduced by the Advisor, or with which the Advisor has become actively involved at the written request of the Company, then the Company shall pay to the Advisor a fee of 3% of the Purchase Price paid with respect to such Transaction as follows, which shall be payable in cash at the closing of the Transaction

As used herein, “Purchase Price” shall include (i) cash paid in the Transaction, (ii) the fair market value of any securities issued, (iii) the fair market value of any other property transferred in connection with the Transaction, (iv) balance sheet indebtedness (including capital leases) assumed in connection with the Transaction and (v) cash or the fair market value of property paid to any officers, directors, employees or affiliates as consideration for any covenant not to compete or similar agreement related to the Transaction.  In the event any contingent consideration is agreed to be paid in connection with such transaction (such as, for example, consideration payable upon the fulfillment of some condition or event which may or may not occur in the future), then such contingent consideration shall be included in the Purchase Price, and the Advisor shall be paid its fee with respect to that contingent consideration as and when it is paid.

In addition, should the Company or any of its subsidiaries, divisions or entities enter into a Chapter 11 or Chapter 7 bankruptcy proceeding for whatever reason, and upon which CIM has successfully introduced a suitable buyer (“stalking  horse”) before or after the filing of the Bankruptcy who at any time during the Term of this Agreement makes either an investment or an buys with an asset purchase any of Company assets or if the introduction becomes a Debtor in Possession funding source, then Company will be bound by the terms of this Exhibit B for the “purchase price” of all assets bought by such Introduction made by CIM to Company even after a bankruptcy has become discharged.

EXHIBIT C

LICENSE AGREEMENT OR REVENUE GENERATION FEES

In the event the Company enters into a licensing or other form of agreement with, or generates revenues through, a party introduced by Advisor, then the Company shall pay Advisor a cash fee equal to ten (10%) of the gross proceeds received by the Company through the licensing payments, related royalties, or revenue received by the Company. Advisor shall be paid its proportionate share of the appropriate gross proceeds at the time that such payments are received by the Company

EXHIBIT D

INDEMNIFICATION

The Company and its subsidiaries, agrees to indemnify and hold harmless the Advisor, together with its affiliates, directors, officers, agents, and employees (the Advisor and each such entity or person, an “Indemnified Person”), from and against any and all losses, claims, damages, judgments, and liabilities, expenses, or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing for, or defending any such action or claim, whether or not in connection with litigation in which an Indemnified Person is a party, as and when incurred, directly or indirectly caused by, relating to, based upon, or arising out of the Advisor’s performance of its engagement by the Company under this Agreement, or otherwise arising out of or in connection with advice or services provided or to be provided by Indemnified Persons pursuant to the Agreement, the transactions contemplated thereby, or any Indemnified Person’s actions or inactions in connection with any such advice, services, or transactions if such activities were performed (i) in good faith and (ii) in such manner reasonably believed by such Indemnified Person to be within the scope of the authority conferred by the Agreement or by law and to be on behalf of the Company or in furtherance of the performance of the Advisor’s services under the Agreement; provided, however, such indemnity agreement shall not apply to any such loss, claim, damage, liability, or cost incurred by any Indemnified Person that has been finally determined by judicial proceedings or arbitration to have resulted primarily and directly from the gross negligence or willful misconduct or bad faith of such Indemnified Person.  The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort  or otherwise) to the Company for or in connection with the any advice or services provided by any Indemnified Persons in connection with the Agreement, the transactions contemplated by the Agreement, or any Indemnified Persons’ actions or inactions in connection with any such advice, services, or transactions except for any such liability for losses, claims, damages, liabilities, or costs that has been finally determined by judicial proceedings or arbitration to have resulted primarily and directly from such Indemnified Person’s gross negligence or willful misconduct or bad faith in connection with such advice, actions, inactions, or services.

These Indemnification Provisions shall be in addition to any liability that the Company may otherwise have to any Indemnified Person and shall extend to the following: the Advisor, its affiliated entities, directors, officers, employees, agents, legal counsel and controlling persons of the Advisor within the meaning of the federal securities laws, and the respective successors, assigns, heirs, beneficiaries, and legal representatives of each of the foregoing indemnified persons or entities.  All references to the Advisor or Indemnified Persons in these Indemnification Provisions shall be understood to include any and all of the foregoing indemnified persons or entities.

If any action, proceeding, or investigation is commenced, as to which an Indemnified Person proposes to demand such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Person to notify the Company will not relieve the Company from its obligations hereunder except if and only to the extent that the Company’s defense of such action, proceeding or investigation is actually prejudiced by the Indemnified Person’s failure so to notify the Company.  The Advisor will have the right to retain counsel of its own choice to represent it; however, such firm shall be acceptable to the Company, which acceptance shall not be unreasonably withheld, and unless the Company assumes the Advisor’s defense as provided below, the Company will pay the reasonable fees and expenses of such counsel, and such counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by it. The Company will be entitled to participate at its own expense in the defense, or if it so elects, to assume and control the defense of any action, proceeding, or investigation, but, if the Company elects to assume the defense, such defense shall be conducted by counsel reasonably acceptable to the Advisor. Any Indemnified Person may retain additional counsel of its own choice to represent it but shall bear the fees and expenses of such counsel unless the Company shall have specifically authorized the retaining of such counsel.  The Company will not be liable for any settlement of any claim against an Indemnified Person made without its written consent.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and any Indemnified Person, on the other hand, shall contribute to the losses, claims, damages, liabilities, or costs to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and the Advisor, on the other hand, and also the relative fault of the Company, on the one hand, and the Advisor, on the other hand, in connection with the statements, acts or omissions that resulted in such losses, claims, damages, liabilities, or costs, and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such misrepresentation.  Notwithstanding the foregoing, the Advisor shall not be obligated to contribute any amount hereunder that exceeds the amount of fees received by the Advisor pursuant to the Agreement.

Neither termination nor completion of the engagement of the Advisor or any Indemnified Person under the Agreement shall affect the provisions of these Indemnification Provisions, which shall then remain operative and in full force and effect.

If any provision contained in this Exhibit D is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the provisions contained in this Exhibit D shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. These Indemnification Provisions may not be amended or modified in any way, except by subsequent agreement executed in writing.

We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding and agreement by signing and returning to us the enclosed duplicate of this Agreement which shall thereupon constitute a binding agreement effective as of the date set forth above your signature.

Agreed & Accepted	Agreed & Accepted
CIM Securities, LLC	China Wi-Max Communication, Inc.

December 28, 2009

Date: ______________________________	Date: ______________________________

Name: _____________________________	Name: _____________________________
President

Title: ______________________________	Title: ______________________________